Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
November 3, 2003	Amy Finan
9:10 am EST	Senior Director, Corporate
Communications & Industry Relations
240.864.2640 or 240.413.3300

ENTREMED RAISES OVER $22 MILLION
IN PRIVATE EQUITY TRANSACTION

     Rockville, MD. — November 3, 2003 — EntreMed, Inc. (NASDAQ:ENMD), a biopharmaceutical company focusing on the research and development of small molecule therapeutics, today announced it has raised approximately $22.3 million in gross proceeds in an issuance of common stock and warrants to certain independent institutional investors. Proceeds from the transaction will be used for the clinical development of reformulated Panzem®, continued preclinical and discovery efforts and additional working capital.

     EntreMed President and Chief Operating Officer Neil Campbell commented, “The Company remains committed to prudent resource management, today’s transaction was an opportunity for EntreMed to secure additional funds to support our current and planned operations. These additional funds, together with our cash on-hand, will support our operations well into 2005.” The Company plans to provide its third quarter financial results for the period ending September 30, 2003, on Thursday, November 6, 2003.

     The Company sold a total of approximately 5.25 million shares at $4.25 per share. The total number of five-year warrants was equivalent to 15% of the total number of shares of common stock issued, with an exercise price of $5.00 per share. EntreMed has agreed to file a registration statement with the SEC within 30 days to permit resales of the common stock by the investors. Rodman & Renshaw, Inc. acted as the placement agent for this transaction.

About EntreMed

EntreMed, Inc. is a clinical-stage biopharmaceutical company developing therapeutics that simultaneously target the biological pathways of angiogenesis (abnormal blood vessel growth) inflammation, coagulation and/or apoptosis (programmed cell death) — pathways associated with over 80 diseases such as cancer, blindness and atherosclerosis. The Company’s clinical drug candidates, led by the small molecule Panzem®, have shown a strong safety profile with neither toxicity nor clinically significant side effects reported to date. Further, doctors have reported tumor regression and disease stabilization in some clinical patients that have received EntreMed drug candidates. The Company also has a rich pipeline of small molecule compounds in preclinical development, consisting primarily of new chemical entities based on 2-methoxyestradiol-related structures (steroidal and non-steroidal analogs) and chemically-derived small molecules from peptides — peptidomimetics. For further information, visit EntreMed’s web site at www.entremed.com.

Forward Looking Statements

This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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